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EXHIBIT 12

COMMSCOPE, INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND DEFICIENCY IN THE COVERAGE OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Actual ratio of earnings to fixed charges and actual deficiency in the coverage of earnings to fixed charges:
Income (loss) before income taxes and equity in losses of OFS BrightWave, LLC	$108,627	$136,880	$55,213	$(21,288)	$(13,989)	$1,126	$(22,534)
Add: fixed charges (detail below)	12,030	12,990	11,435	11,581	10,696	2,683	3,284
Add: amortization of capitalized interest	—	—	—	36	36	9	9
Less: capitalized interest	—	(176)	(405)	—	—	—	—

Total earnings as defined	$120,657	$149,694	$66,243	$(9,672)	$(3,257)	$3,818	$(19,241)
Fixed charges:
Interest expense	$10,043	$9,354	$7,637	$8,048	$7,513	$1,890	$2,352
Capitalized interest	—	176	405	—	—	—	—
Amortization of deferred financing fees	187	860	860	1,166	1,083	268	407
Estimate of interest within rental expense	1,800	2,600	2,533	2,367	2,100	525	525

Total fixed charges as defined	$12,030	$12,990	$11,435	$11,581	$10,696	$2,683	$3,284

Actual ratio of earnings to fixed charges	10.03	11.52	5.79	—	—	1.42	—

Actual deficiency in the coverage of earnings to fixed charges	$—	$—	$—	$(21,252)	$(13,953)	$—	$(22,525)

	Pro forma Year Ended December 31, 2003	Pro forma Three Months Ended March 31, 2004
Pro forma deficiency in the coverage of earnings to fixed charges:
Loss before income taxes and equity in losses of OFS BrightWave, LLC	$(9,185)	$(21,375)
Add: fixed charges	5,892	2,125
Add: amortization of capitalized interest	36	9
Less: capitalized interest	—	—

Total earnings as defined	$(3,257)	$(19,241)
Fixed charges:
Interest expense	$3,113	$1,319
Capitalized interest	—	—
Amortization of deferred financing fees	679	281
Estimate of interest within rental expense	2,100	525

Total fixed charges as defined	$5,892	$2,125
Pro forma deficiency in the coverage of earnings to fixed charges	$(9,149)	$(21,366)

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COMMSCOPE, INC. CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY IN THE COVERAGE OF EARNINGS TO FIXED CHARGES (in thousands, except ratios)